Exhibit 1

BRASIL TELECOM S.A.

Corporate Taxpayers’ Registry CNPJ/MF No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

MINUTES OF THE BOARD OF DIRECTORS’ MEETING,

HELD ON JUNE 30, 2011

I. DATE, TIME AND PLACE: June 30, 2011, at 1:00 p.m., at Rua Humberto de Campos, No. 425, 8th floor, Leblon, in the City of Rio de Janeiro, State of Rio de Janeiro, Brazil.

II. CALL NOTICE: Call by individual messages sent to the members of the board of directors.

III. ATTENDANCE: Directors in attendance represented all effective members of the board of directors, as per the signatures below. Also registered in attendance were Maria Gabriela Campos da Silva Menezes Côrtes and Andrea Gerlach Lima de Alencar, as representatives of Brasil Telecom S.A. (the “Company”).

IV. CHAIR: José Mauro Mettrau Carneiro da Cunha and Maria Gabriela Campos da Silva Menezes Côrtes were selected to act as chair and secretary, respectively.

V. AGENDA: 1) Acknowledge the resignation of Luiz Eduardo Falco Pires Corrêa from the position of chief executive officer of the Company; and 2) elect as chief executive officer José Mauro Mettrau Carneiro da Cunha, on an interim basis, and affirm the composition of the Company’s executive officers.

VI. RESOLUTIONS:

Initiating the meeting, as per item 1 of the Agenda, the Chair presented the letter of resignation submitted on this date by Luiz Eduardo Falco Pires Corrêa from the position of chief executive officer of the Company. The Directors registered votes acknowledging the excellent performance of Luiz Eduardo Falco Pires Corrê, who is leaving the Company.

As per item 2 of the Agenda, and in light of the resignation described in item 1 above, the directors resolved to nominate José Mauro Mettrau Carneiro da Cunha to serve as chief executive officer, on an interim basis, as of July 1, 2011. The chief executive officer elect singed the respective Term of Office and Investiture on this date, and declared not to have been involved in any crime that under the law prevents him from assuming the position to which he has been nominated. Those present agreed to affirm composition of the executive officers of the Company that, as of July 1, 2011, will include:

(i) as Chief Executive Officer, Mr. José Mauro Mettrau Carneiro da Cunha, Brazilian, married, bearer of identity card (RG) No. 02.549.734-8, issued by IFP/RJ, registered under CPF/MF No. 299.637.297-20, with commercial offices at Praia de Botafogo, No. 300, office 1101, Botafogo, Rio de Janeiro/RJ;

This page is part of the Minutes of the Board of Directors’ Meeting of Brasil Telecom S.A., held on June 30, 2011.	1

(ii) as Executive Officer, without specific designation, and Investor Relations Officer, Mr. Alex Waldemar Zornig, Brazilian, married, accountant, bearer of the identity card (RG) No. 9415053, issued by SSO/SP, registered under CPF No. 919.584.158-04;

(iii) as Executive Officer, without specific designation, Mr. Maxim Medvedovsky, Brazilian, married, engineer, bearer of the identity card (RG) No. 101915858, issued by IFP, registered under CPF No. 016.750.537-82;

(iv) as Executive Officer, without specific designation, Mr. Tarso Rebello Dias, Brazilian, married, economist, bearer of the identity card (RG) No. 08.401.392-9 IFP/RJ, registered under CPF/MF No. 021.455.577-17; and

(v) as Executive Officer, without specific designation, serving as Director of Operations, Mr. Francis James Leahy Meaney, Irish, single, economist, bearer of the identity card (RNE) V218988-N, issued by CIMCRE/CGPMAF, registered under CPF/MF No. 054.404.117-80, all of whom with commercial offices at Rua Humberto de Campos No. 425, 8th floor, city and State of Rio de Janeiro, other than José Mauro Mettrau Carneiro da Cunha, and with terms of office to continue until first board of directors’ meeting occurring after the 2012 general shareholders’ meeting.

V. CLOSING: With nothing further to discuss, these minutes were drafted, read, and being considered in conformity, approved and executed by all present.

Signed: José Mauro Mettrau Carneiro da Cunha, Chair; Maria Gabriela Campos da Silva Menezes Côrtes, Secretary. José Mauro Mettrau Carneiro da Cunha – Chair, João Carlos de Almeida Gaspar, João de Deus Pinheiro de Macêdo; Francisco Aurélio Sampaio Santiago and Francis James Leahy Meaney.

Conforms to the original recorded in the Company’s own books.

Rio de Janeiro, June 30, 2011.

Maria Gabriela Campos da Silva Menezes Côrtes

Secretary

This page is part of the Minutes of the Board of Directors’ Meeting of Brasil Telecom S.A., held on June 30, 2011.	2